-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 1  OF 25 PAGES
-------------------                                          -------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                       Alliance Fiber Optic Products, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    01868O108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 19, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ]  Rule 13d-1(b)
              [ ]  Rule 13d-1(c)
              [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 1  OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        New Enterprise Associates 9, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 3  OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        NEA Partners 9, Limited Partnership
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 4  OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stewart Alsop II
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 5  OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter J. Barris
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 6  OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Nancy L. Dorman
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 7  OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Ronald H. Kase
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 8  OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        C. Richard Kramlich
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 9  OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Arthur J. Marks
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 10 OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas C. McConnell
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 12 OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter T. Morris
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                4,167
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 4,167
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,003,713

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 12 OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John M. Nehra
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 13 OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Charles W. Newhall III
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 14 OF 25 PAGES
-------------------                                          -------------------
================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Mark W. Perry
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,999,546
          EACH            ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0
                          ----- ------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                1,999,546
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,999,546

------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [ ]

------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.7%
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 15 OF 25 PAGES
-------------------                                          -------------------


ITEM 1(A).    NAME OF ISSUER:
              --------------
              Alliance Fiber Optic Products, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              -----------------------------------------------
              735 North Pastoria Avenue, Sunnyvale, CA 94005.

ITEM 2(A).    NAMES OF PERSONS FILING:
              -----------------------
              New Enterprise Associates 9, Limited Partnership ("NEA 9"); NEA Partners 9, Limited Partnership ("NEA Partners 9"), which is the sole general partner of NEA 9; and Stewart Alsop II ("Alsop"), Peter J. Barris ("Barris"), Nancy L. Dorman ("Dorman"), Ronald Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks") , Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), John M. Nehra ("Nehra") Charles W. Newhall III ("Newhall") and Mark W. Perry ("Perry") (the "General Partners"). The General Partners are individual general partners of NEA Partners 9. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              -----------------------------------------------------------
              The address of the principal business office of NEA 9, NEA Partners 9, Dorman, Marks, Nehra and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Alsop, Kase, Kramlich, McConnell, Morris and Perry is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is One Freedom Square, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

ITEM 2(C).    CITIZENSHIP:
              -----------
              Each of NEA 9 and NEA Partners 9 is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:
              ----------------------------
              Common Stock, $.001 par value ("Common Stock").

ITEM 2(E).    CUSIP NUMBER:
              ------------
              01868O108.

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D- 1(B) OR
              --------------------------------------------------------------
              240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
              ----------------------------------------------------------

              (a) [ ] Broker or Dealer registered under Section 15 of the
                      Securities Exchange Act of 1934 (the "Act").

              (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

              (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act.

              (d) [ ] Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.

              (e) [ ] Investment Adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E).

              (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

              (g) [ ] A Parent Holding Company, in accordance with
                      ss.240.13d-1(b)(1)(ii)(G).

                               Page 15 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 16 OF 25 PAGES
-------------------                                          -------------------

              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.

              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

              (j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

                    None of the above.

ITEM 4.       OWNERSHIP.
              ---------

              (a) Amount Beneficially Owned: NEA 9 is the record owner of 1,999,546 shares of Common Stock (the "Record Shares") as of December 31, 2000. As the sole general partner of NEA 9, NEA Partners 9 may be deemed to own beneficially the Record Shares. As the general partners of NEA Partners 9, the sole general partner of NEA 9, each of Alsop, Barris, Dorman, Kase, Kramlich, Marks, McConnell, Morris, Nehra, Newhall and Perry may also be deemed to own beneficially the Record Shares. Therefore, each Reporting Person except Morris may be deemed to own beneficially 1,999,546 shares. Morris holds options to purchase 4,167 shares (the "Option Shares"), which options are exercisable within 60 days of December 31, 2000. As a general partner of NEA Partners 9, the sole general partner of NEA 9, Morris may be deemed to own beneficially the Record Shares and the Option Shares, for a total of 2,003,713 shares.

              (b) Percent of Class: Each Reporting Person: 5.7%. The foregoing percentage is calculated based on the 34,707,000 shares of Common Stock reported to be outstanding as of January 5, 2001, as adjusted pursuant to Rule 13d-3(d)(1).

              (c)    Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person except Morris. 4,167 shares for Morris.

                     (ii)    shared power to vote or to direct the vote:
                             1,999,546 shares for each Reporting Person.

                     (iii) sole power to vote or to direct the vote: 0 shares for each Reporting Person except Morris. 4,167 shares for Morris.

                     (iv) shared power to dispose or to direct the disposition of: 1,999,546 shares for each Reporting Person.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

                               Page 16 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 17 OF 25 PAGES
-------------------                                          -------------------

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              --------------------------------------------
              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              ---------------------------------------------------------------
              Not applicable.


ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
              -------------------------------------------------------------
              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              ---------------------------------------------------------
              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              ------------------------------
              Not applicable.

ITEM 10.      CERTIFICATION.
              -------------
              Not applicable, this statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                               Page 17 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 18 OF 25 PAGES
-------------------                                          -------------------

                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 12th, 2001

NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:   NEA PARTNERS 9, LIMITED PARTNERSHIP

      By:                 *
          ----------------------------------
             Charles W. Newhall III
             General Partner

NEA PARTNERS 9, LIMITED PARTNERSHIP

By:                       *
     ---------------------------------------
       Charles W. Newhall III
       General Partner

                  *
-------------------------------------
Stewart Alsop II

                  *
-------------------------------------
Peter J. Barris

                  *
-------------------------------------
Ronald Kase

                  *
-------------------------------------
John M. Nehra

                  *
-------------------------------------
C. Richard Kramlich

                  *
-------------------------------------
Arthur J. Marks

                               Page 18 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 19 OF 25 PAGES
-------------------                                          -------------------



                  *
-------------------------------------
Thomas C. McConnell


                  *
-------------------------------------
Charles W. Newhall III


                  *
-------------------------------------
Peter T. Morris


                  *
-------------------------------------
Mark W. Perry


                                        *By: /s/ Nancy L. Dorman
                                             ----------------------------------
                                             Nancy L. Dorman, in her individual
                                             capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               Page 19 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 20 OF 25 PAGES
-------------------                                          -------------------

                                                                       Exhibit 1
                                                                       ---------
                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Alliance Fiber Optic Products, Inc.

      EXECUTED as a sealed instrument this 12th day of February, 2001.

NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By:   NEA PARTNERS 9, LIMITED PARTNERSHIP

      By:                 *
          ----------------------------------
             Charles W. Newhall III
             General Partner

NEA PARTNERS 9, LIMITED PARTNERSHIP

By:                       *
     ---------------------------------------
       Charles W. Newhall III
       General Partner

                  *
-------------------------------------
Stewart Alsop II

                  *
-------------------------------------
Peter J. Barris

                  *
-------------------------------------
Ronald Kase

                  *
-------------------------------------
John M. Nehra

                  *
-------------------------------------
C. Richard Kramlich

                  *
-------------------------------------
Arthur J. Marks

                               Page 20 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 21 OF 25 PAGES
-------------------                                          -------------------



                  *
-------------------------------------
Thomas C. McConnell


                  *
-------------------------------------
Charles W. Newhall III


                  *
-------------------------------------
Peter T. Morris


                  *
-------------------------------------
Mark W. Perry


                                       *By:  /s/  Nancy L. Dorman
                                             ----------------------------------
                                             Nancy L. Dorman, in her individual
                                             capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems, Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                               Page 21 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 22 OF 25 PAGES
-------------------                                          -------------------

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.

                                            /s/ Raymond L. Bank
                                            ------------------------------------
                                            Raymond L. Bank

                                            /s/ Thomas R. Baruch
                                            ------------------------------------
                                            Thomas R. Baruch

                                            /s/ Cornelius C. Bond, Jr.
                                            ------------------------------------
                                            Cornelius C. Bond, Jr.

                                            /s/ Frank A. Bonsal, Jr.
                                            ------------------------------------
                                            Frank A. Bonsal, Jr.

                                            /s/ James A. Cole
                                            ------------------------------------
                                            James A. Cole


                               Page 22 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 23 OF 25 PAGES
-------------------                                          -------------------


                                            /s/ Nancy L. Dorman
                                            ------------------------------------
                                            Nancy L. Dorman

                                            /s/ Neal M. Douglas
                                            ------------------------------------
                                            Neal M. Douglas

                                            /s/ John W. Glynn, Jr.
                                            ------------------------------------
                                            John W. Glynn, Jr.

                                            /s/ Curran W. Harvey
                                            ------------------------------------
                                            Curran W. Harvey

                                            /s/ Ronald Kase
                                            ------------------------------------
                                            Ronald Kase

                                            /s/ C. Richard Kramlich
                                            ------------------------------------
                                            C. Richard Kramlich

                                            /s/ Robert F. Kuhling
                                            ------------------------------------
                                            Robert F. Kuhling

                                            /s/ Arthur J. Marks
                                            ------------------------------------
                                            Arthur J. Marks

                                            /s/ Thomas C. McConnell
                                            ------------------------------------
                                            Thomas C. McConnell

                                            /s/ Donald L. Murfin
                                            ------------------------------------
                                            Donald L. Murfin

                                            /s/ H. Leland Murphy
                                            ------------------------------------
                                            H. Leland Murphy



                               Page 23 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 24 OF 25 PAGES
-------------------                                          -------------------

                                            /s/ John M. Nehra
                                            ------------------------------------
                                            John M. Nehra

                                            /s/ Charles W. Newhall III
                                            ------------------------------------
                                            Charles W. Newhall III

                                            /s/ Terry L. Opdendyk
                                            ------------------------------------
                                            Terry L. Opdendyk

                                            /s/ Barbara J. Perrier
                                            ------------------------------------
                                            Barbara J. Perrier

                                            /s/ C. Vincent Prothro
                                            ------------------------------------
                                            C. Vincent Prothro

                                            /s/ C. Woodrow Rea, Jr.
                                            ------------------------------------
                                            C. Woodrow Rea, Jr.

                                            /s/ Howard D. Wolfe, Jr.
                                            ------------------------------------
                                            Howard D. Wolfe, Jr.

                                            /s/ Nora M. Zietz
                                            ------------------------------------
                                            Nora M. Zietz


                               Page 24 of 25 pages

-------------------                                          -------------------
CUSIP NO. 01868O108                   13G                    PAGE 25 OF 25 PAGES
-------------------                                          -------------------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                            /s/ Peter J. Barris
                                            ------------------------------------
                                            Peter J. Barris

                                            /s/ Debra E. King
                                            ------------------------------------
                                            Debra E. King

                                            /s/ Peter T. Morris
                                            ------------------------------------
                                            Peter. T. Morris

                                            /s/ Hugh Y. Rienhoff, Jr.
                                            ------------------------------------
                                            Hugh Y. Rienhoff, Jr.

                                            /s/ Alexander Slusky
                                            ------------------------------------
                                            Alexander Slusky

                                            /s/ Louis B. Van Dyck
                                            ------------------------------------
                                            Louis B. Van Dyck

                               Page 25 of 25 pages